Exhibits 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (No. 333-123274, 333-113100, 333-132346, 333-140391 and 333-1140392) on Form S-8 of Atheros Communications, Inc. of our report dated November 8, 2007, relating to our audit of the consolidated balance sheets of u-Nav Microelectronics Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the two years in the period ended December 31, 2006, included in this Current Report on Form 8-K/A of Atheros Communications, Inc.

/s/ McGladrey & Pullen, LLP

Irvine, California

February 25, 2008